As filed with the Securities and Exchange Commission on November 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIME WARNER INC.

(Exact name of registrant as specified in charter)

Delaware	13-4099534
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

One Time Warner Center
New York, NY  10019-8016
(Address of principal executive offices)

Time Warner Supplemental Savings Plan
(Full title of the plan)

Paul T. Cappuccio
Executive Vice President and General Counsel
Time Warner Inc.
One Time Warner Center
New York, New York 10019
(212) 484-8000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Deferred Compensation Obligations(2)	$100,000,000.00	N/A	$100,000,000.00	$11,460.00

(1)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended.
(2)	Deferred compensation obligations are unsecured obligations of Time Warner Inc. to pay deferred compensation in accordance with the Time Warner Supplemental Savings Plan.

EXPLANATORY NOTE

Time Warner Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional $100,000,000 of deferred compensation obligations relating to the Time Warner Supplemental Savings Plan (the “Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-166599, filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2010, except as otherwise updated or modified in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 (filing date February 18, 2011).

(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 (filing date May 4, 2011), June 30, 2011 (filing date August 3, 2011), and September 30, 2011 (filing date November 2, 2011).

(c)
The Registrant’s Current Reports on Form 8-K dated January 19, 2011 (filing date January 21, 2011), March 10, 2011 (filing date March 29, 2011), May 20, 2011 (filing date May 25, 2011), September 27, 2011 (filing date September 27, 2011), and September 26, 2011 (filing date October 12, 2011).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The Time Warner Supplemental Savings Plan (the “Plan”) is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation for employees of Time Warner Inc. (the “Company”) who earn compensation in excess of the Internal Revenue Code of 1986, as amended (the “Code”), Section

401(a)(17) limits on compensation eligible for deferral under a qualified retirement plan, as adjusted (the “Compensation Limits”).  The Plan became effective on January 1, 2011.  In accordance with the terms of the Plan, eligible participants (“Participants”) may elect to defer a portion of their compensation in excess of the Compensation Limits for a plan year (generally January 1 through December 31 of any year).  Participants will be eligible to receive an allocation of Company matching deferrals if they elect under the Plan to defer a portion of their compensation that is in excess of the Compensation Limits and less than $500,000.  Participants are 100% vested in their elective deferral and will become 100% vested in Company matching deferrals, if any, after completing periods of service of at least two years; provided that any Company matching deferrals shall immediately vest upon death, disability, the attainment of age 65, or upon a change in control, in each case, while employed by the Company.

Participants will allocate their elective deferrals and Company matching deferrals, if any, among various hypothetical targeted investment options. The Plan’s investment committee or the Company’s Board of Directors may add to, decrease or change the hypothetical targeted investment options offered under the Plan, at any time and for any reason.

An account will be established for each Participant.  The value of a Participant’s account will be based on the amounts deferred by the Participant, Company matching deferrals, if any, and the performance of the hypothetical targeted investment options selected by the Participant.  Each participant assumes the risk in connection with any decrease in value of such Participant’s account deemed invested in the hypothetical targeted investment options selected by the Participant.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will generally be payable six months after the month of the Participant’s separation from service and, in accordance with such Participant’s advance notice election, will be made in either a single lump sum distribution or in 120 monthly installments. Distributions of Deferred Compensation Obligations will be made upon death, the occurrence of an unforeseeable emergency or legal incapacity.

The Deferred Compensation Obligations are general unsecured obligations of the Company to pay deferred compensation in the future from the general assets of the Company in accordance with the terms of the Plan. All payments made under the Plan shall be made directly by the Company from its general assets subject to the claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. Participants shall be unsecured creditors of the Company with respect to all Deferred Compensation Obligations owed to them under the Plan.

The right to receive payment of the Deferred Compensation Obligations under the Plan may not be assigned, sold, transferred, pledged or encumbered, except to such extent as may be required by law.

The Company may amend the Plan at any time.  In addition, the Company may terminate or suspend the Plan to the extent permitted without adverse tax consequences under Treas. Reg. § 1.409A-3(j)(4)(ix) and such other applicable guidance under Section 409A of the Code; provided that no termination or amendment of the Plan shall deprive a Participant of the right to receipt of amounts credited to the Participant’s account, in accordance with the terms of the Plan.

Item 5.  Interests of Named Experts and Counsel.

Brenda C. Karickhoff, who is providing an opinion on the legality of the Deferred Compensation Obligations being registered hereby, is Senior Vice President and Deputy General Counsel of the Registrant.  As an employee of the Registrant, Ms. Karickhoff participates in equity compensation plans of the Registrant on the same basis as other similarly eligible employees, pursuant to which she owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock.  Ms. Karickhoff is eligible to participate in the Plan.

Item 8.  Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 2, 2011.

                                          TIME WARNER INC.

By:	/s/ John K. Martin, Jr.
Name: John K. Martin, Jr.
Title: Chief Financial and
Administrative Officer

Each of the undersigned directors and officers of Time Warner Inc. hereby severally constitutes and appoints Paul T. Cappuccio, Pascal Desroches, Brenda C. Karickhoff, John K. Martin, Jr., Edward B. Ruggiero and Robert K. Kane, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by Time Warner Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 2, 2011 in the capacities indicated.

       Signature                                                                                  Title

/s/ Jeffrey L. Bewkes	Director and Chairman of the Board and
Jeffrey L. Bewkes	Chief Executive Officer (Principal
Executive Officer)

/s/ John K. Martin, Jr.	Chief Financial and Administrative Officer
John K. Martin, Jr.	(Principal Financial Officer)

/s/ Pascal Desroches	Senior Vice President and Controller
Pascal Desroches	(Principal Accounting Officer)

/s/ James L. Barksdale	Director
James L. Barksdale

/s/ William P. Barr	Director
William P. Barr

/s/ Stephen F. Bollenbach	Director
Stephen F. Bollenbach

/s/ Frank J. Caufield	Director
Frank J. Caufield

/s/ Robert C. Clark	Director
Robert C. Clark

/s/ Mathias Döpfner	Director
Mathias Döpfner

/s/ Jessica P. Einhorn	Director
Jessica P. Einhorn

/s/ Fred Hassan	Director
Fred Hassan

/s/ Michael A. Miles	Director
Michael A. Miles

/s/ Kenneth Novack	Director
Kenneth Novack

/s/ Paul D. Wachter	Director
Paul D. Wachter

/s/ Deborah C. Wright	Director
Deborah C. Wright

EXHIBIT INDEX
Exhibit
Number                                                                              Description of Exhibit

4.1
Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on July 27, 2007 (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).
*
4.2
Certificate of Amendment, dated June 4, 2008, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 4, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 4, 2008).
*
4.3
Certificate of Amendment, dated March 27, 2009, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on March 27, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 27, 2009).
*
4.4
Certificate of Amendment, dated May 24, 2011, to the Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 24, 2011 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 20, 2011).
*
4.5	By-laws of the Registrant as amended through May 20, 2011 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated May 20, 2011).	*
4.6	Time Warner Supplemental Savings Plan (incorporated herein by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).	*
5	Opinion of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant (included in Opinion filed as Exhibit 5).	*
24	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8 and incorporated herein by reference).	*

* Incorporated by reference